Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent consultants, Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in the Annual Report on Form 10-K of W&T Offshore, Inc. to be filed on or about March 1, 2010, of information from our reserve report with respect to the reserves of W&T Offshore, Inc. dated February 5, 2010, and entitled “Estimate of Reserves and Future Revenue to the W&T Offshore, Inc. Interest in Certain Oil and Gas Properties Located in State Waters Offshore Louisiana and Texas and Federal Waters in the Gulf of Mexico as of December 31, 2009,” and to the use of our reports on reserves and the incorporation of the reports on reserves for the years ended 2005, 2006, 2007 and 2008. We further consent to the incorporation by reference of information contained in our reports as of December 31, 2009, in the W&T Offshore, Inc. Registration Statement Nos. 333-126251, 333-126252 and 333-159005 on Form S-8. We also consent to W&T’s use of the phrase “independent petroleum consultant” as referencing Netherland, Sewell & Associates, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/S/ C.H. (SCOTT) REES III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 26, 2010